Exhibit 99.1
Kenexa Announces Agreement to Acquire Salary.com
Reiterates financial guidance for the third quarter 2010

WAYNE, Pa. & Needham, MA – September 1, 2010 – Kenexa Corporation (Nasdaq: KNXA) and Salary.com, Inc. (Nasdaq: SLRY) today announced that they have entered into an agreement for Kenexa’s acquisition of Salary.com in an all cash tender offer and merger for $4.07 per share, or approximately $80 million.  Kenexa, a global provider of business solutions for human resources, expects to complete the cash tender offer and close the transaction during the fourth quarter of 2010.  The completion of the transaction is subject to a majority of the outstanding Salary.com shares being tendered, as well as satisfactory completion of other customary closing conditions, including certain regulatory approvals.

Kenexa expects to finance the deal through a combination of its cash balances and borrowings against its credit facility, which was recently put in place.  The agreement has been unanimously approved by the board of directors of both companies, and Salary.com’s board intends to recommend that the Salary.com stockholders tender their shares in the offer.

Kenexa’s Chief Executive Officer, Rudy Karsan, stated, “We are very excited to announce the acquisition of Salary.com, which provides Kenexa with significant domain expertise and a strong leadership position in the area of on-demand compensation management solutions.  Salary.com’s value proposition spans both software and proprietary content, similar to Kenexa, and their compensation management solutions are highly synergistic with our broad suite of talent acquisition and retention solutions.  We believe Kenexa is increasingly being recognized in the market place as having the broadest and deepest suite of talent management solutions, and the addition of Salary.com’s solutions and customer base will further strengthen our competitive position.”

Karsan added, “We believe there is a tremendous opportunity to take Salary.com’s best-in-class compensation management solutions to Kenexa’s customer base, which includes some of the largest corporations in the world.  In addition, Salary.com has several thousand customers that provide a fertile opportunity for Kenexa to deliver our suite of software, services and content.  We believe Salary.com’s acquisition by Kenexa is a major positive for both of our respective companies, employees, partners, customers and prospects.”

Salary.com provides on-demand compensation software that helps businesses and individuals manage pay and performance.   The company is the industry leader in market pricing and compensation analysis software that helps customers benchmark, compensate and reward its employees.  Salary.com’s compensation solutions were designed by Certified Compensation Professionals (CCP®) and enable corporations to analyze pay competitiveness, simplify cumbersome survey participation and automate market pricing all in a single, web-based solution.  Salary.com also provides companies with access to a wealth of employer reported compensation data that spans thousands of jobs.

Kenexa believes the acquisition of Salary.com is compelling for a number of reasons, including the following:

•	Compensation management is highly synergistic with Kenexa’s current suite of talent acquisition and retention solutions
•	Salary.com has established a market leadership position in the on-demand, compensation management market
•	Salary.com and Kenexa have complementary business models as both companies deliver a combination of software and proprietary content through a subscription-based, on-demand model
•	Kenexa believes there is a significant opportunity to expand Salary.com’s adoption in large organizations and on a global basis
•	Kenexa expects the transaction will have a positive impact on its non-GAAP operating results

Kenexa’s management will provide additional, updated financial guidance that includes the expected contribution from Salary.com on its third quarter 2010 financial results conference call, assuming the acquisition has closed in advance.

Upon completion of the Salary.com acquisition, Kenexa’s non-GAAP results will exclude stock-based compensation expense and amortization of intangibles associated with acquisitions as they have in the past, in addition to non-recurring professional fees associated with completing the transaction and the purchase accounting reduction to Salary.com’s deferred revenue.

Salary.com’s interim chief executive officer, Paul Daoust, said, “Over the last several quarters, Salary.com has executed an aggressive restructuring plan to enable the company to focus on our core businesses and areas of competitive advantage.  We believe Salary.com’s acquisition by Kenexa will enable us to capitalize on our market leading software and data in compensation, talent management and consumer offerings.  Salary.com will now have access to a much larger global sales and services organization, greater R&D resources and overall financial strength to provide our customers with confidence that we will be able to meet their needs from a long-term perspective.  We believe that the combination of Salary.com and Kenexa will provide a unique, end-to-end value proposition that positions our combined organization very well in front of an eventual improvement in the economy and hiring environment.”

Reiterates Financial Guidance for the Third Quarter 2010

On September 1, 2010, Kenexa’s management reiterated that the Company is on track to meet the financial guidance it previously issued on August 3, 2010.  The Company continues to expect revenue to be $45 million to $47 million, and non-GAAP operating income to be $3.4 million to $3.6 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.2 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.12 to $0.13.

Conference Call Information

Kenexa will host a conference call today, September 1, 2010, at 8:00am (Eastern Time) to discuss the acquisition. To access this call, dial 877-407-9039 (domestic) or 201-689-8470 (international). A replay of this conference call will be available through September 8, 2010, at 877-660-6853 (domestic) or 201-612-7415 (international). The replay account number is 3055 and the passcode is 356459. A live webcast of this conference call will be available on the "Investor Relations" page of the Company's Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

Special Note

The planned tender offer described in this release has not yet commenced.  This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities.  At the time the planned tender offer is commenced, Kenexa will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the "SEC"), and Salary.com will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer.  Those materials will be made available to Salary.com’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC's website: www.sec.gov.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 that are not limited to historical facts, but reflect Kenexa’s and Salary.com’s current beliefs, expectations or intentions regarding future events. No assurance can be given that the acquisition of Salary.com by Kenexa will be completed, that completion will not be delayed, or that Kenexa will realize the anticipated benefits of the transaction. Risks could include the parties’ expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of Kenexa and Salary.com; the plans, objectives, expectations and intentions with respect to future operations and services of Kenexa and Salary.com; any necessary approval of the proposed transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; the timing of the completion of the proposed transaction; the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive any required stockholder or regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions; the possibility that the expected synergies will not be realized, or will not be realized within the expected time period; the impact of labor relations, global economic conditions, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, or regulatory matters. Kenexa and Salary.com caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Kenexa’s and Salary.com’s most recently filed annual reports on Form 10-K, subsequent quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Kenexa, Salary.com, the proposed transaction or other matters and attributable to Kenexa or Salary.com or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither Kenexa nor Salary.com undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

About Kenexa

Kenexa® provides business solutions for human resources. We help global organizations multiply business success by identifying the best individuals for every job and fostering optimal work environments for every organization. For more than 20 years, Kenexa has studied human behavior and team dynamics in the workplace, and has developed the software solutions, business processes and expert consulting that help organizations impact positive business outcomes through HR. Kenexa is the only company that offers a comprehensive suite of unified products and services that support the entire employee lifecycle from pre-hire to exit. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com.

About Salary.com

Salary.com is a leading provider of on-demand compensation and talent management solutions. Salary.com's highly configurable software applications and proprietary content help executives, line managers and compensation professionals automate, streamline and optimize critical talent management processes including: market pricing, compensation planning, performance management, competency management, and succession planning. Built with compensation and competency data at the core, Salary.com solutions provide businesses of all sizes with the most productive and cost-effective way to manage and inspire their most important asset -- their people. For more information, visit www.Salary.com.

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Note to editors: Kenexa is a registered trademark of Kenexa.  Other company names, product names and company logos mentioned herein are the trademarks or registered trademarks of their respective owners.

Contact

MEDIA CONTACT:
Jennifer Meyer Kenexa (612) 332-6383 jennifer.meyer@kenexa.com	Jeanne Achille The Devon Group (732) 224-1000, ext. 11 jeanne@devonpr.com

INVESTOR CONTACT:

Kori Doherty
ICR
(617) 956-6730
kdoherty@icrinc.com